Exhibit 3.2

AMENDED AND RESTATED

BY-LAWS

OF

MARINA DISTRICT FINANCE COMPANY, INC.

Adopted as of August 3, 2010

ARTICLE I

OFFICES

1. Registered Office and Agent. – The registered office of the Corporation in the State of New Jersey is at 1125 Atlantic Avenue, 3rd Floor, Atlantic City, New Jersey 08401. The registered agent of the Corporation at such office is Lynne Levin Kaufman, Esquire.

2. Other Places of Business. – Branch or subordinate places of business or offices may be established at any time by the board of directors of the Corporation (“Board”) at any place or places where the Corporation is qualified to do business.

ARTICLE II

SHAREHOLDERS

1. Annual Meeting. – The annual meeting of shareholders of the Corporation (“Shareholders”) shall be held upon not less than ten (10) nor more than sixty (60) days written notice of the time, place and purposes of the meeting at 10 o’clock a.m. within five (5) business days of the end of the fiscal year at principal place of business or at such other time and place as shall be specified in the notice of meeting, in order to elect directors to the Board (“Directors”) and transact such other business as shall come before the meeting. If that date is a legal holiday, the meeting shall be held at the same hour on the next succeeding business day.

2. Special Meetings. – A special meeting of Shareholders may be called for any purpose by the President or the Board. A special meeting shall be held upon not less than ten (10) nor more than sixty (60) days written notice of the time, place, and purposes of the meeting.

3. Action Without Meeting. – The Shareholders may act without a meeting by written consent in accordance with N.J.S.A. 14A:5-6. Such consents may be executed together, or in counterparts, and shall be filed in the Minute Book. Special rules apply to the annual election of Directors, mergers, consolidations, acquisitions of shares or the sales of assets.

4. Quorum. – The presence at a meeting in person or by proxy of the holders of shares entitled to cast a majority of the votes shall constitute a quorum.

ARTICLE III

BOARD OF DIRECTORS

1. Number and Term of Office. – The Board shall consist of no more than nine (9) and no less than one (1) members. The precise number shall be set by the Directors or by the Shareholders at each annual meeting before the election of Directors. Each director shall be elected by the Shareholders at each annual meeting and shall hold office until the next annual meeting of Shareholders and until that Director’s successor shall have been elected and qualified.

2. Regular Meetings. – A regular meeting of the Board shall be held without notice immediately following and at the same place as the annual Shareholders’

meeting for the purposes of electing officers and conducting such other business as may come before the meeting. The Board, by resolution, may provide for additional regular meetings which may be held without notice, except to members not present at the time of the adoption of the resolution.

3. Special Meeting. – A special meeting of the Board may be called at any time by the President or by a majority of the Directors for any purpose. Such meetings shall be held upon two (2) days notice if given orally (either by telephone or in person) or by telegraph, or by ten (10) days notice if given by depositing the notice in the United States mails, postage prepaid to the last known address of each Director. Such notice shall specify the time, place and purpose of the meeting.

4. Action Without Meeting. – The Board may act without a meeting if, prior or subsequent to such action, each member of the Board shall consent in writing to such action. Such written consent or consents shall be filed in the Minute Book.

5. Quorum. – A majority of the entire Board shall constitute a quorum for the transaction of business.

6. Vacancies in Board of Directors. – Any vacancy in the Board may be filled by the affirmative vote of a majority of the remaining Directors, even though less than a quorum of the Board.

7. Removal of Directors. – Any Director may be removed with or without cause, unless otherwise provided in the Corporation’s Certificate of Incorporation, by a majority vote of Shareholders.

8. Presence at Meetings. – Where appropriate communication facilities are reasonably available, any or all Directors shall have the right to participate in all or any part of a meeting of the Board or a committee of the Board by means of conference telephone or any means of communication by which all persons participating in the meeting are able to hear each other.

9. Executive and other Committees.

a. Establishment and powers. The Board may, by resolution adopted by a majority of the entire Board, establish one or more committees to consist of one or more Directors of the Corporation. Any committee, to the extent provided in the resolution of the Board, shall have and may exercise all of the powers and authority of the Board except that a committee shall not have any power or authority as to the following:

i. The submission to shareholders of any action requiring approval of shareholders under the Business Corporation Act.

ii. The creation or filling of vacancies in the Board.

iii. The adoption, amendment or repeal of these bylaws.

iv. The amendment or repeal of any resolution of the Board that by its terms is amendable or repealable only by the Board.

v. Action on matters committed by a resolution of the board of directors to another committee of the board.

b. Alternate committee members. The Board may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purposes of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member.

c. Term. Each committee of the board shall serve at the pleasure of the board.

d. Committee procedures. The term “Board,” when used in any provision of these bylaws relating to the organization or procedures of or the manner of taking action by the board of directors, shall be construed to include and refer to any executive or other committee of the board.

ARTICLE IV

WAIVERS OF NOTICE

Any notice required by these By-Laws, by the Certificate of Incorporation, or by the New Jersey Business Corporation Act may be waived in writing by any person entitled to notice. The waiver or waivers may be executed either before or after the event with respect to which notice is waived. Each Director or Shareholder attending a meeting without protesting the lack of proper notice shall be deemed conclusively to have waived notice of the meeting.

ARTICLE V

OFFICERS

1. Election. – At its regular meeting following the annual meeting of Shareholders, the Board shall elect a President, a Treasurer, a Secretary, and it may elect such other officers, including one or more Vice Presidents, as it shall deem necessary. One person may hold two or more offices.

2. Duties and Authority of President. – The President shall be chief executive officer of the Corporation. Subject only to the authority of the Board, he shall have general charge and supervision over, and responsibility for, the business and affairs of the Corporation. Unless otherwise directed by the Board, all other officers shall be subject to the authority and supervision of the President. The President may enter into and execute in the name of the Corporation contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board. He shall have the general powers and duties of management usually vested in the office of President of a Corporation.

3. Duties and Authority of Vice President. – The Vice President shall perform such duties and have such authority as from time to time may be delegated to him by the President or by the Board. In the absence of the President or in the event of his death, inability, or refusal to act, the Vice President shall perform the duties and be vested with the authority of the President.

4. Duties and Authority of Treasurer. – The Treasurer shall have the custody of the funds and securities of the Corporation and shall keep or cause to be kept regular books of account for the Corporation. The Treasurer shall perform such other duties and possess such other powers as are incident to that office or as shall be assigned by the President or the Board.

5. Duties and Authority of Secretary. – The Secretary shall cause notices of all meetings to be served as prescribed in these By-Laws and shall keep or cause to be kept the minutes of all meetings of the-Shareholders and the Board. The Secretary shall have charge of the seal of the Corporation. The Secretary shall perform such other duties and possess such other powers as are incident to that office or as are assigned by the President or the Board.

6. Removal and Resignation of Officers; Filling of Vacancies.

(a)	Any officer elected by the Board may be removed by the Board with or without cause. An officer elected by the Shareholders may be removed, with or without cause, only be vote of the Shareholders but his authority to act as an officer may be suspended by the Board for cause. The removal of an officer shall be without prejudice to his contract rights, if any. Election of an officer shall not of itself create contract rights.

(b)	An officer may resign by written notice to the Corporation. The resignation shall be effective upon receipt thereof by the Corporation or at such subsequent time as shall be specified in the notice of resignation.

(c)	Any vacancy occurring among the officers, however caused, shall be filled by the Board.

ARTICLE VI

AMENDMENTS TO AND EFFECT OF BY-LAWS;

FISCAL YEAR

1. Force and Effect of By-Laws. – These By-Laws are subject to the provisions of the New Jersey Business Corporation Act (“Act”) and the Certificate of Incorporation, as it may be amended from time to time. If any provision in these By-Laws is inconsistent with a provision in the Act or the Certificate of Incorporation, the provisions of the Act or the Certificate of Incorporation shall govern.

2. Amendments to By-Laws. – These By-Laws may be altered, amended, or repealed by the Shareholders or the Board. Any by-law adopted, amended, or repealed by the Shareholders may be amended or repealed by the Board, unless the resolution of the Shareholders adopting such by-law expressly reserves to the Shareholders the right to amend or repeal it.

3. Fiscal Year. – The fiscal year of the Corporation shall begin on the first day of January of each year.

ARTICLE VII

INDEMNITY

1. Except as prohibited by Statute or as otherwise provided in the Certificate of Incorporation, any person made a part to any action, suit or proceeding, by reason of the fact that he, his testator or intestate representative is or was a director, officer or employee of the Corporation, or any corporation in which he served as such at the request of the Corporation, or otherwise acted as a corporate agent, as defined by Statute, shall be indemnified by the Corporation against the reasonable expenses, including attorney’s fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceedings, or in connection with any appeal therein that such officer, director or employee is liable for negligence or misconduct in the performance of his duties.

2. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which any officer or director or employee may be entitled apart from the provisions of this section.

3. The amount of indemnity to which any officer or any director may be entitled shall be fixed by the Board of Directors, except that in any case where there is no disinterested majority of the Board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association.